Exhibit 3.9

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
SOUTH JERSEY INDUSTRIES, INC.

Pursuant to the provisions of Section 14A:9-4 of the New Jersey Business Corporation Act, the undersigned corporation (the “Corporation”) executes the following Certificate of Amendment to its Certificate of Incorporation:

FIRST: That the name of the corporation is SOUTH JERSEY INDUSTRIES, INC.

SECOND: The amendment, as adopted (the “Amendment”), adds Article Eleventh to the Certificate of Incorporation of the Corporation, which reads in full as follows:

“Eleventh: The provisions of Section 14A:3-6.1 to 14A:3-6.9 of the New Jersey Business Corporation Act are hereby made applicable to the Corporation.”

THIRD: The Amendment was approved, pursuant to the provisions of N.J.S.A. 14A:9-2(4)(c), by the Corporation’s shareholders at its annual meeting of shareholders held on April 24, 2014.

FOURTH: There were 29,887,544 shares of the common stock, $1.25 par value per share, of the Corporation present and entitled to vote on the proposal to approve the Amendment, of which 16,139,967 shares were voted for approval of the proposal, 13,545,048 shares were voted against such proposal and 202,529 shares abstained. No other shares of any class or series were entitled to vote on the Amendment as a class.

IN WITNESS WHEREOF, South Jersey Industries, Inc. has caused this Certificate of Amendment to be signed by Edward J. Graham, its Chairman and Chief Executive Officer, this __ day of June 2014.

SOUTH JERSEY INDUSTRIES, INC.

By:	/s/ Edward J. Graham
Edward J. Graham
Chairman and Chief Executive Officer

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